Exhibit 99.1

Restoration Robotics® and Venus Concept Provide Merger Update

Restoration Robotics Announces Second Quarter Results

SAN JOSE, CA and TORONTO, August 14, 2019 (GLOBE NEWSWIRE) – Restoration Robotics, Inc. (NASDAQ:HAIR), a global leader in robotic hair restoration, and Venus Concept Ltd. (“Venus Concept”), a privately-held global aesthetic technology leader, provided an update on their pending merger and Restoration Robotics announced today its financial results for the second quarter ended June 30, 2019. Venus Concept will separately announce preliminary unaudited second quarter and year-to-date results.

Merger Update

On March 15, 2019, Restoration Robotics and Venus Concept announced that they entered into a definitive merger agreement to combine the companies in an all-stock transaction.  The transaction is expected to close in either September or October of 2019, subject to the satisfaction of customary closing conditions, including the approval by the stockholders of each of Restoration Robotics and Venus Concept and the receipt of all necessary regulatory approvals.  Restoration Robotics filed an amended proxy statement/prospectus on Form S-4 on July 29, 2019 responding to the Securities and Exchange Commission (SEC) reviewer comments.

Restoration Robotics Second Quarter 2019 Results

Restoration Robotics, Inc., is a medical device company developing and commercializing the ARTAS® and ARTAS iX™ Robotic Hair Restoration System.  Revenue in the second quarter of 2019 was $2.9 million, a 47% decline from $5.5 million in the second quarter of 2018.  Gross margin in the second quarter of 2019 was 42% compared to 54% in the second quarter of 2018.  The change in gross margin for the second quarter was driven by excess inventory charge in the period.  Net loss for the second quarter of 2019 was $(7.9) million, or $(0.19) per share, compared with a net loss of $(6.2) million, or $(0.21) per share, for the second quarter of 2018.

Forward-Looking Statements

Statements made in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “would,” “may,” “expects,” “believes,” “plans,” “intends,” “projects” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this document are based on current beliefs, assumptions and expectations, speak only as of the date of this document and involve risks and uncertainties that could cause actual

128 Baytech Drive     |      San Jose, CA 95134     |      T +1 408.883.6888

Exhibit 99.1

results to differ materially from current expectations. Such statements, including our expectations regarding the timing of the merger closing are subject to certain known and unknown risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results and other future events to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: the progress of our commercialization, marketing and manufacturing capabilities; and the timing or likelihood of regulatory filings and approvals for ARTAS for use in transplanting of hair. These factors, together with those that are described in greater detail in our Quarterly Report on Form 10-Q for the first quarter of 2019 that was filed on May 15, 2019 and as amended on July 9, 2019, as well as any reports that we may file with the SEC in the future including our Quarterly Report on Form 10-Q for the second quarter of 2019, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

Media Contact

The Ruth Group

Kirsten Thomas

kthomas@theruthgroup.com

646-536-7000

Investor Contact
The Ruth Group
Carol Ruth/Kaitlyn Brosco
cruth@theruthgroup.com/kbrosco@theruthgroup.com

646-536-7000

128 Baytech Drive     |      San Jose, CA 95134     |      T +1 408.883.6888

Exhibit 99.1

RESTORATION ROBOTICS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except for shares and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue	$2,931	$5,475	$8,325	$10,480
Cost of revenue	1,711	2,514	4,168	5,699
Gross profit	1,220	2,961	4,157	4,781
Operating expenses:
Sales and marketing	4,166	4,365	8,736	8,749
Research and development	1,481	2,153	2,969	4,278
General and administrative	1,574	1,617	3,566	3,968
Merger related expenses	1,057	—	2,558	—
Total operating expenses	8,278	8,135	17,829	16,995
Loss from operations	(7,058)	(5,174)	(13,672)	(12,214)
Other expense, net:
Interest expense	(816)	(500)	(1,582)	(858)
Other expense, net	(8)	(559)	(54)	(579)
Total other expense, net	(824)	(1,059)	(1,636)	(1,437)
Net loss before provision for income taxes	(7,882)	(6,233)	(15,308)	(13,651)
Provision for income taxes	10	11	24	24
Net loss attributable to common stockholders	$(7,892)	$(6,244)	$(15,332)	$(13,675)
Net loss per share attributable to common stockholders, basic and diluted	$(0.19)	$(0.21)	$(0.38)	$(0.47)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	40,843,166	29,080,414	40,798,338	29,038,730

128 Baytech Drive     |      San Jose, CA 95134     |      T +1 408.883.6888

Exhibit 99.1

RESTORATION ROBOTICS, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except for shares and per share data)

	June 30,	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,717	$16,122
Accounts receivable, net	4,364	6,569
Inventory	6,482	5,522
Prepaid expenses and other current assets	998	1,278
Total current assets	21,561	29,491
Property and equipment, net	1,400	1,299
Restricted cash	83	83
Other assets	131	100
TOTAL ASSETS	$23,175	$30,973
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$5,905	$3,815
Accrued compensation	1,504	1,771
Other accrued liabilities	1,988	2,337
Deferred revenue	1,259	1,407
Current portion of long-term debt, net	3,928	49
Total current liabilities	14,584	9,379
Other long-term liabilities	686	594
Related party convertible promissory notes	5,000	—
Long-term debt, net	15,887	19,418
TOTAL LIABILITIES	36,157	29,391
STOCKHOLDERS’ EQUITY (DEFICIT):
Convertible preferred stock, $0.0001 par value; 10,000,000 shares authorized, and no shares issued and outstanding as of June 30, 2019 and December 31, 2018	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized as of June 30, 2019 and December 31, 2018; 40,857,012 and 40,677,012 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	4	4
Additional paid-in capital	195,559	194,841
Accumulated other comprehensive loss	—	(50)
Accumulated deficit	(208,545)	(193,213)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(12,982)	1,582
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$23,175	$30,973

128 Baytech Drive     |      San Jose, CA 95134     |      T +1 408.883.6888